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                                                                   EXHIBIT 10.15

                                    AGREEMENT



THIS AGREEMENT is entered into as of the 1st day of September, 1999, by and between RICOH CORPORATION, a corporation having its principal place of business at Five Dedrick Place, West Caldwell, NJ 07006 (hereinafter "RICOH"), and T/R SYSTEMS, INC., a Georgia, U.S.A. corporation having its principal place of business at 1300 Oakbrook Drive, Norcross, GA 30093 (hereinafter "T/R").

                                    RECITALS:

         a. T/R has designed and developed, and currently assembles, distributes and sells, a proprietary commercial printing system known as the MICROPRESS(R) PressDirector(TM), Cluster Server(TM), which includes MICROPRESS(R) Release 4.52.

         b. T/R has proprietary skills, know-how, technology, inclusive of trade secrets and other know-how, and patent rights applicable to the product architecture, development, design, assembly, manufacturing, connectivity, production and distribution of the MICROPRESS(R) commercial printing system.

         c. RICOH desires to license certain rights and properties from T/R so as to permit RICOH to complete the connectivity of MICROPRESS(R)commercial printing systems to Ricoh products, and to purchase certain equipment from T/R to incorporate into such products, with such products to be distributed and sold by RICOH and either marked or identified with trademarks owned, possessed or controlled by RICOH marked or identified with trademarks of a party other than RICOH or for "private label" distribution . This method of distribution shall involve the assembly of Systems by T/R Systems.

         d. RICOH desires for T/R to develop connectivity software and hardware so as to permit RICOH print devices identified in
                  Schedule 1 to connect and be controlled by the MICROPRESS(R).

         e. RICOH desires to resell the MICROPRESS(R), with connectivity to the RICOH print devices in Schedule 1 in the Territory.

         f. To accommodate the foregoing agreements, and to effect certain other agreements and undertakings between T/R and RICOH, such parties have entered into this Agreement.



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NOW, THEREFORE, the parties hereby agree as follows:

1.       DEFINITIONS.

         1.1 "Confidential Information" means information of T/R or Ricoh respectively, including, but not limited to, technical or non-technical data, Know-how, trade secrets, skills and processes, from which T/R or Ricoh derives economic value by such information not being generally known to, and not being readily ascertainable by proper means, by third parties, but excluding any such information which (i) is publicly available through no fault of the receiving party; (ii) is in the receiving party's possession free of any obligation of confidence to T/R at the time it was communicated to the receiving party; (iii) is received independently from a third party who is free to disclose such information; (iv) is demonstrated to have been subsequently and independently developed by the receiving party without the use of confidential information of T/R; or (v) has been or will be made public pursuant to a decree or order of any court of competent jurisdiction.

         1.2 "Customer" means any Person that acquires Systems from RICOH for its own use or for sale, lease or other disposition.

         1.3      "Deliverables" has the meaning set forth in Section 4 hereof.

         1.4 "End User" means a Person that acquires a System directly from RICOH or indirectly from a Customer of RICOH, and uses the System for any purpose.

         1.5 "Improvement" means any and all derivatives, improvements or betterments of the Licensed Intellectual Property Rights made by T/R or any other Person, including all intellectual property rights pertaining thereto, including patent rights, copyright rights, trade secrets, Know-how or similar rights recognized under applicable law, and all technical information, including, but not limited to computer programming code, including object code and source code as well as associated procedural code, microcode, firmware, programmable array logic, algorithms, programs, routines, subroutines, designs, plans, methods, processes, systems, concepts, ideas, formulae, flow charts, descriptions, schematics, lay-out drawings, assembly drawings, printed circuit patterns, specifications, parts lists and inspection and test procedures, experiments and inventions associated therewith.

         1.6 "Know-how" means knowledge, information, inventions (other than those embodied in the Patent Rights), trade secrets and systems used in the design, development, manufacture, assembly, servicing or testing of the MICROPRESS(R) commercial printing system.



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         1.7      "License" means the license granted by T/R to RICOH pursuant to this Agreement.

         1.8 "Licensed Intellectual Property Rights" means the following rights, knowledge, know-how and similar intellectual property owned by T/R and used in the design, development, manufacture, assembly, servicing or testing of the System or any portion thereof.

                  (a)      Patent Rights as defined below;

                  (b) Copyrights and applications therefor (including the right to make derivative works);

                  (c)      Trade secrets;

                  (d)      Know-how and any other proprietary information; and

                  (e)      All Improvements.

         1.9      "RICOH Orders" has the meaning set forth in Section 7 hereof.

         1.10 "Patent Rights" means all T/R patents (including applications therefor) pertaining to the Territory, whether now or hereafter issued, containing a claim or claims in whole or in part covering the design, development, use or manufacture of the System or any portion thereof, and all Improvements thereto that become the subject of a patent application.

         1.11 "Person" means any individual, partnership, joint venture, corporation, trust, unincorporated organization, government, governmental agency or any other entity, including, but not limited to, Ricoh.

         1.12 "Subsidiary" means a corporation or other entity of which more than 50% of the shares of the outstanding stock (representing the right to vote for the election of directors or other managing authority) are now or hereafter owned or controlled, directly or indirectly, by a party hereto, but such corporation or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

         1.13 "System" means commercial printing systems to be assembled for RICOH pursuant to the License and to incorporate the Deliverables, all as more particularly described on Schedule 1 hereto, or as used herein as context may require, any portion thereof.

         1.14 "Technical Assistance" means the technical assistance to be provided by T/R to RICOH as provided in Section 3 hereof.



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         1.15     "Territory" shall mean the United States and Canada.

2.       LICENSE.

         2.1 Grant. Subject to the terms and conditions hereof, T/R hereby grants to RICOH and RICOH hereby accepts from T/R a license entitling RICOH during the term of this Agreement to use the Licensed Intellectual Property Rights to complete the connectivity of the Systems and to distribute, sell or lease the Systems to Customers for use by End Users located in the Territory.

         2.2 No Sublicenses. This Agreement does not grant, license or permit (either expressly or by implication) RICOH to transfer, assign, sell, give, license, sub-license, or in any way permit the use of the Licensed Intellectual Property Rights, by or to any Person, other than (1) any of its Subsidiaries located in the Territory for the sole purpose of connecting the hardware and software supplied by T/R to the RICOH print devices, or
                  (ii) any other third party under RICOH's supervision solely for such purpose. If RICOH becomes aware, or gains reasonable suspicion, of the unauthorized use or exercise of the Licensed intellectual Property Rights by any Person, then RICOH shall forthwith notify T/R in writing and cooperate with T/R, and at T/R's discretion, to abate or terminate such unauthorized use or actions.

         2.3 No Other Licenses. No license or right is granted under this Agreement by T/R to RICOH by implication, estoppel or otherwise, except as expressly set forth in this Agreement, and except as provided in Section 2.4 RICOH may not use the corporate names, trademarks, trade names, service marks, or logos of T/R without the prior written consent of T/R. Notwithstanding anything else to the contrary, it is understood and agreed by both parties that Ricoh will use the T/R product brand name MicroPress(R) in combination with the Ricoh brands and execution of this Agreement by T/R shall constitute T/R's consent thereto. Any use of T/R Systems brand names requires adherence to T/R Systems brand guidelines.

         2.4 Labeling; Use of MicroPress(R) Trademark. RICOH shall apply to the Systems manufactured for sale by or for RICOH to Customers a statement reasonably located and sized, identifying the fact that the Systems are provided under license from T/R and, as applicable, are subject to patents or patents pending, and which shall identify by number any issued patents which are part of the Patent Rights. Such statement, and its proposed location and size, shall be submitted to T/R by RICOH in advance of its use for pre-approval by T/R, which approval may not be unreasonably withheld. Furthermore, during the term hereof, RICOH may use the trademark MicroPress(R) and T/R hereby grants a non-exclusive license to RICOH for such purpose, to expire upon termination or expiration of this Agreement. All usage of such trademark, including any display thereof and the artwork


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                  comprising same, and location and size, thereof must be
                  approved in advance by T/R. This trademark may only be used on products assembled with the Deliverables purchased and licensed hereunder and for promotion and advertising therefore in the Territory.

         2.5 Limitation on Use. RICOH shall not use the Patent Rights, the Know-how, the Licensed Intellectual Property Rights or any other T/R technology, for any purpose or purposes other than those expressly permitted under the License.

3. TECHNICAL ASSISTANCE. To effectuate the purposes of this Agreement, upon the reasonable request by RICOH and subject to the terms and conditions of the License, T/R, employing the Licensed Intellectual Property Rights, shall consult with RICOH with respect to (i) the design and operation of the Systems, inclusive of the selection and design of print engine therefor; (ii) RICOH's connectivity for the Systems; (iii) RICOH's initiation of distribution process for the Systems; (iv) RICOH's marketing plans and operations only as to T/R's products; (v) RICOH's current and future device connectivity to the System; and (vi) similar matters recited thereto. Each of T/R and RICOH will appoint and assign a lead technical liaison to interact and support the technical interface between T/R and RICOH. T/R and Ricoh will meet quarterly to review the business activity as to sales and marketing plans, service plans and future product plans.

4. DELIVERABLES. For each System, T/R shall deliver, in accordance with license/purchase orders made by RICOH ("RICOH Orders"), from time to time and subject to availability, the following items constituting servers, software, and related technology and communications hardware (and which items are deemed herein as the "Deliverables"):

         (a) Servers, technology and software Packages, which shall include for each System a server and the software in executable code and other technology, employing the Licensed Intellectual Property Rights, and providing the software and related technology principally required for operation of the Systems to be distributed by RICOH pursuant to this Agreement; and

         (b) PrintLinks communication hardware used in and constituting a part of the Systems consisting of boards including print adapters and host adapters.

         The Deliverables shall include, as appropriate, certain documentation related thereto prepared by or for T/R. The Deliverables shall be delivered F.O.B. T/R's Norcross, Georgia, U.S.A. facility. All risk of loss shall be conveyed and passed to RICOH upon delivery of the Deliverables at T/R's facility to RICOH or its carrier or other agent. To the extent any of the Deliverables includes Licensed Intellectual Property Rights, including without limitation, software, codes, Know-how, Patent Rights, Licensed Intellectual Property Rights and other such rights, no title will pass to RICOH but rather such property will be deemed licensed pursuant to the License. Title will pass to RICOH as to


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         server, other hardware, media and other items included within the
         Deliverables which do not constitute nor comprise Licensed Intellectual Property Rights.

5.       FEES AND PRICES.

         5.1 Technology Access Fee. In exchange for T/R's agreement and granting of the License in respect of the Licensed Intellectual Property Rights, and in part for T/R's agreement to provide the Technical Assistance pursuant to Section 3 hereof, RICOH shall pay T/R the non-refundable technology access fees identified in Schedule 1 payable upon execution and deliver of this Agreement. These fees are for United States English version of the product. Additional languages are available at a language conversion fee identified in
                  Schedule 1 per language conversion provided by T/R.

         5.2 License Fees and Equipment Purchase Price. For each Deliverable, the license fees or equipment purchase price amounts, as the case may be, are detailed in Schedule 2 (the "Price List"). Price List is subject to change from time to time by T/R. Any change in the Price List will be effective as to RICOH Orders received after * (*) days of the issuance of such revised price list.

         5.3 Consulting, Training Compensation. As compensation for the consulting and training required to be provided in addition to Technical Assistance pursuant to Section 3 hereof, RICOH shall compensate T/R at * as in effect from time to time for consulting, and at * as in effect from time to time for training. In addition, RICOH shall reimburse T/R's travel and living expenses incurred in connection with such consulting and training. T/R's standard per diem rates are subject to change from time to time by T/R. T/R's per diem rates are specified in Schedule 3. T/R will provide three training sessions, one for Ricoh sales, service and technical trainers, respectively, each at no charge.

6. PAYMENTS. Payments for technology access fees pursuant to Section 5.1, for license fees and equipment purchase price amounts in respect of the Deliverables pursuant to Section 5.2, for consulting and training pursuant to Section 5.3 and for maintenance pursuant to Section 9 shall be due and payable by RICOH * (*) days from the date of invoice issued therefor by T/R. Unless otherwise agreed by T/R in writing, all payments by RICOH shall be remitted in immediately available U.S. Dollars by wire transfer per T/R's instructions, and confirmation of each payment shall be made by RICOH to T/R by facsimile or telegraphic means to T/R's principal place of business. A late payment charge of one and one-half percent (1.5%) per month shall be charged upon unpaid balances due for more than * (*) days. All pricing and fees under this Agreement are exclusive of taxes. Except for taxes based on T/R's net income, RICOH shall pay any national, federal, state, county, local or other governmental taxes, fees or duties now or hereafter imposed on the licensing, export, use or possession of the Licensed Intellectual Property Rights

*Confidential information has been omitted and filed separately with the Commission.


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         and the Deliverables or any other transaction contemplated by this
         Agreement, as well as any penalties or interest thereon. Notwithstanding anything in this Agreement to the contrary, if, under any applicable law, RICOH is required to withhold tax or any other amount from any payment to T/R, the amount due to T/R shall be increased to the amount T/R would have received if no withholding had been required.

7. RICOH ORDERS. RICOH shall submit written orders to T/R for Deliverables ("RICOH Orders"). All RICOH orders shall specify: (a) the quantities and descriptions of the Products; and (b) requested delivery dates and shipping instructions. RICOH Orders shall be placed 30 days in advance of the quarter for which the product is required. Calendar quarters start on January 1, April 1, July 1 and October 1. Quarterly order quantities shall specify order quantities by month with the first month's order quantity being a firm order amount. Months two and three order quantities for the quarterly order will be firm order quantities upon issue of the quarterly Ricoh order. The terms and conditions of this Agreement shall apply to all RICOH Orders submitted to T/R and supersede any different or additional terms contained on RICOH's Orders. RICOH Orders are solely for the purpose of requesting delivery dates and quantities. All orders are subject to acceptance by T/R. T/R shall use reasonable efforts to provide for delivery of accepted RICOH Orders but shall not be liable to RICOH or any third party for any delay, error or failure in filling any such orders. T/R may allocate among its customers and for its own use or sale available Deliverables, as deemed equitable by T/R in its reasonable discretion. Separately, a non-binding Ricoh forecast shall be provided 120 days in advance of the quarter for which the product is required.

8. PURCHASES. During the term of this Agreement, RICOH agrees to license and/or purchase as the case may be Deliverables for Systems in quantities and amounts as specified in Schedule 4 during the initial term of this Agreement.

9. MAINTENANCE. T/R shall provide RICOH (not RICOH Customers or End Users) with software updates, major software releases and telephone support for a annual maintenance charge per system. A maintenance charge at an annual rate of * percent (*%) is due and payable quarterly as attested below in respect of system purchases (including equipment purchases and license fees). The maintenance charge is payable on the 15th day of January, April, July and October in respect of the calendar quarter ending December 31, March 31, June 30 and September 30, respectively, and such quarterly payment shall equal * percent (*%) of the license fees and equipment purchase price amounts paid or payable in respect of Deliverables ordered during such calendar quarter and the same calendar quarter of each of the previous two years of this Agreement.

*Confidential information has been omitted and filed separately with the Commission.



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10.      OWNERSHIP AND PROPRIETARY RIGHTS.

         10.1 Ownership. T/R represents that it has all rights in and to copyrights, trade secrets, patent fights and other intellectual property fights associated with the Licensed Intellectual Property Rights and the Deliverables as are necessary to license the Licensed Intellectual Property Rights and license and/or sell the Deliverables, as the case may be, under and pursuant to this Agreement.

         10.2 Proprietary Rights. Each party acknowledges that the Confidential Information of the other constitutes valuable trade secrets and confidential information. Ownership of all applicable copyrights, trade secrets, patents and other intellectual property rights in the Licensed Intellectual Property Rights and the Deliverables shall remain vested in the respective owners. Title to all Licensed Intellectual Property Rights shall remain with T/R. Neither party shall use or disclose the Confidential Information of the other, except as expressly permitted by this Agreement. RICOH shall not remove T/R's copyright notices, restricted rights legends or any other notices from the Deliverables and such notices shall appear on all tapes, diskettes and other tangible media distributed by RICOH containing the Licensed Intellectual Property Rights or constituting the Deliverables.

         10.3 Unauthorized Use or Copying. Except as expressly permitted hereunder, RICOH shall not copy, modify or reproduce the Deliverables in any way, nor shall it permit third parties to do so. RICOH shall fully cooperate with T/R in any action relating to enforcement of T/R's proprietary fights.

         10.4 End User License. RICOH shall only distribute the Deliverables to Customers for Customer's own use or for delivery to End Users. RICOH shall only distribute the Deliverables after obtaining the written assent of the Customer to cause all End Users to agree, as to the software and other proprietary technology included in the Deliverables, to the terms of a standard T/R Software License, a form of which shall be supplied to RICOH by T/R. RICOH shall make no representations or warranties on behalf of T/R. RICOH shall make no representations to Customers or End Users or other third parties regarding the Deliverables except as set forth in the applicable documentation therefor provided by T/R. RICOH will be responsible for all conversions, translations and localizations necessary for use of the Deliverables by End Users in the various countries included within the Territory. T/R will provide translation services on a per language basis at fees specified in Schedule 1. Translated versions will be delivered after the American English version in accordance with a jointly agreed schedule.

         10.5 Third Party Software. To the extent the software included within the Deliverables constitutes software or other technology rights owned by a third party and licensed to T/R, such software, and its sublicense to RICOH by T/R hereunder, is subject


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                  to all terms and conditions, including where required,
                  approval rights, of such third party license agreements.

         10.6 Security. The software included within the Deliverables will be protected by a security mechanism known as a "dongle." RICOH may copy the software for distribution with T/R supplying the "dongle" for the software for each System. RICOH will ensure that such security mechanisms remain intact and that such software remains secure from unauthorized copying, reverse engineering and reverse compiling and unauthorized distribution. RICOH will use its best efforts to ensure that its Customers adhere to such security mechanisms.

         10.7 Indemnification. RICOH agrees to indemnify and hold harmless T/R from and against any claim, injury, loss or expense, including attorneys' fees, arising out of (a) the failure of RICOH to comply with the provisions of Section 10, (b) any misrepresentations of RICOH in connection with T/R or the Deliverables or (c) any other wrongful conduct of RICOH or its agents.

11.      WARRANTY.

         11.1 Limited Warranty. For * after delivering Deliverables to RICOH T/R warrants that equipment and media constituting the Deliverables shall be of good quality and workmanship. Upon written notice from RICOH of defective media or equipment as to any Deliverable, T/R shall use reasonable efforts to promptly provide replacement equipment or media.

         11.2 Disclaimer of Warranties. EXCEPT FOR THE LIMITED WARRANTY PROVIDED ABOVE IN SECTIONS 11.1, THE DELIVERABLES ARE PROVIDED, AND THE GRANT OF LICENSE AS TO THE LICENSED INTELLECTUAL PROPERTY RIGHTS IS MADE, "AS IS." T/R SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AS TO ANY TERMS OR SERVICES PROVIDED UNDER THIS AGREEMENT.

         11.3 Damage Limitations. IN NO EVENT SHALL T/R BE LIABLE FOR ANY LOSS OF PROFIT OR ANY OTHER COMMERCIAL DAMAGE, INCLUDING BUT NOT LIMITED TO SPECIAL, INCIDENTAL, CONSEQUENTIAL OR OTHER INDIRECT DAMAGES UNDER ANY CAUSE OF ACTION ARISING OUT OF
                  OR RELATING TO THIS AGREEMENT INCLUDING, WITHOUT
                  LIMITATION, CLAIMS ARISING FROM MALFUNCTION OR DEFECTS IN THE DELIVERABLES OR NON-DELIVERY, EVEN IF T/R HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SUBJECT TO THE MAXIMUM LIABILITY SET FORTH HEREIN, IN NO EVENT SHALL T/R's

*Confidential information has been omitted and filed separately with the Commission.



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                  LIABILITY FOR ANY CLAIM ARISING OUT OF THIS AGREEMENT EXCEED
                  THE AMOUNT PAID TO T/R BY RICOH UNDER THIS AGREEMENT WITHIN THE * PERIOD IMMEDIATELY PRECEDING THE ACCRUAL OF SUCH CLAIM. NO CLAIM MAY BE BROUGHT BY RICOH UNDER THIS AGREEMENT MORE THAN * AFTER ACCRUAL OF SUCH CLAIM.

12. SUPPLY AGREEMENT. Subsequent to the execution and delivery of this Agreement, RICOH agrees to supply to T/R two of the print devices for use in development of the connectivity within 14 days of the date of execution of this agreement and an additional ten of the print devices within fourteen days of request by T/R for testing and training requirements for the connectivity. These print devices will be provided at no charge to T/R. A similar quantity will be provided at no charge to T/R for each different print device RICOH request T/R to develop connectivity. Ricoh will also provide the Video Interface, technical documentation and reasonable technical support to T/R for development of the connectivity to the devices specified in Schedule 1.

13.      TERM AND TERMINATION.


         13.1 Expiration. This Agreement shall commence on the date set forth above and shall continue for an initial term of six
                  (6) months. Thereafter, this Agreement shall be renewed for additional terms only upon mutual written consent of the parties. It is the intention, but not the obligation, of both parties to subsequently enter into Phase II of this transaction which will involve a separate and distinct OEM Distribution Agreement where Ricoh will include T/R in their High Volume Product Strategy.


         13.2 Mutual Termination Right. This Agreement may he terminated by either party under any of the following conditions:

                  (a) if one of the parties shall be declared insolvent or bankrupt;

                  (b) if a petition is filed in any court and not dismissed in ninety (90) days to declare one of the parties bankrupt or for a reorganization under the Bankruptcy Law or any similar statute;

                  (c) if a trustee in Bankruptcy or a receiver or similar entity is appointed for one of the parties;

         13.3     T/R Termination.  This Agreement may be terminated by T/R:

                  (a) if RICOH does not pay T/R within sixty (60) days from receipt of a T/R invoice; or

*Confidential information has been omitted and filed separately with the Commission.


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                  (b)      if RICOH commits a material breach of this Agreement
                           which is not cured by RICOH within thirty (30) days after written notice of such breach is given by T/R.

         13.4 RICOH Termination. This Agreement may be terminated by RICOH upon a material breach by T/R which is not cured by T/R within thirty (30) days after written notice of such breach is given by RICOH.

         13.5 Duties Upon Termination. Upon termination, RICOH shall return all Deliverables, as well as all copies of other Confidential Information, promotional materials, marketing literature, written information and reports pertaining to the Deliverables that have been supplied by T/R. The following provisions of this Agreement shall survive its termination: Sections 5, 6,10 and 15. In the event that RICOH has any paid-up inventory of the Deliverables as of the date of termination under Section
                  13.2 or 13.3, termination of this Agreement shall be adjourned for a period not to exceed three (3) months, during which period RICOH may continue to market and distribute its inventories of the Deliverables. During such three (3) month period, RICOH shall have no right to order or receive any additional copies of the Deliverables.

14.      INDEMNIFICATION.

         14.1 Intellectual Property. T/R shall, at its expense, defend any claim against RICOH that use of the Deliverables infringes a copyright, trade secret or patent right of any third party. T/R shall pay any direct costs and damages attributable to such claim finally awarded by a court against RICOH on such claim. T/R shall have no liability for any such claim if RICOH is in material breach of this Agreement, or if the claim is based on use of or anything other than an unaltered release of the Deliverables available from T/R, alone and not in combination with any other software, data or hardware, if such infringement would have been avoided by the use of a unaltered release of the Deliverables available from T/R.

         14.2     Cooperation by RICOH.  For all instances involving
                  Section 14.1:

                  (a) T/R shall be notified promptly of the suit or claim by RICOH and furnished by RICOH with a copy of each communication, notice or other action relating to said claim;

                  (b) T/R shall have the right to assume sole authority to conduct the trial or settlement of such claim or any negotiations related thereto at T/R's expense; and

                  (c) RICOH shall provide reasonable information and assistance requested by T/R in connection with such claim or suit.


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15.      GENERAL.

         15.1 Force Majeure. Except for Ricoh's obligation to make payment for amounts presently due T/R, neither party shall be liable for any delay or failure in performance under this Agreement resulting directly or indirectly from acts of God, or any causes beyond its reasonable control.

         15.2 Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, U.S.A., without reference to its conflicts of laws provisions.

         15.3 Entire Agreement. This Agreement, including the Schedules and Exhibits attached hereto, constitutes the entire agreement between the parties with respect to this subject matter and supersedes all previous proposals, both oral and written, negotiations, representations, writings and all other communications between the parties. This Agreement may not be released, discharged, or modified except by an instrument in writing signed by both parties.

         15.4 Independent Contractors. It is expressly agreed that RICOH and T/R are acting hereunder as independent contractors. Under no circumstances shall any of the employees of one party be deemed the employees of the other for any purpose.

         15.5 Notice. Any notice required to be given by either party to the other shall be deemed given if in writing and actually delivered or if deposited in the United States mail in registered or certified form with return receipt requested, postage paid, addressed to the notified party at the address set forth herein. Notice will be deemed received immediately, upon delivery, if delivered in person or four (4) days after being deposited in the U.S. mail.

         15.6 Assignment. This Agreement is not assignable by either party, except if assigned to one of their respective subsidiaries.

         15.7 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any part or provision of this Agreement.

         15.8 Waiver. No waiver by any party hereto of any breach of any provisions hereof shall constitute a waiver of any other term of this Agreement unless made in writing signed by such party.

         15.9 Other Distribution. Nothing in this Agreement shall be deemed to preclude T/R from distributing or licensing Deliverables and the Licensed Intellectual Property

         Rights, as it deems appropriate, or from appointing others to do so, in or outside of the Territory.

16.      INTERNATIONAL MATTERS.

         16.1 Export License. RICOH shall be exclusively responsible for the procurement and renewing of all export or import licenses required under United States or any foreign law for the export or import of the Deliverables or the value added products and shall pay all costs and other expenses in connection with such procurement and renewal.

         16.2 Export Assurance. Regardless of any disclosure made by RICOH to T/R of any ultimate destination of a Deliverable or any System assembled using same, RICOH shall not export or re-export directly or indirectly the Deliverable or any System assembled using same, without first obtaining the required written approval or export license, if any, to do so from the United States Department of Commerce or any other agency of the U.S. Government having jurisdiction over such transaction. RICOH hereby assures T/R that it does not intend to nor will it knowingly, without the prior written consent, if required, of the Office of Export Administration of the U.S. Department of Commerce, transmit or ship the Deliverable or any System assembled using same, directly or indirectly, to any country as to which such export is made unlawful as provided in laws or by regulations issued by the U.S. Department of Commerce, or other such regulations as may be adopted from time to time.

         16.3 Compliance With Local Laws. RICOH shall be exclusively responsible at its own expense for compliance with all local laws relating to a Deliverable or any System assembled using same, in the countries in which RICOH licenses or markets same.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by a duly authorized representative as of the date set forth above.

T/R SYSTEMS, INC.                               RICOH CORPORATION

BY:  /s/ MIKE KOHLSDORF                         BY:  /s/
   --------------------------------                ----------------------------
TITLE:    PRESIDENT / CEO                       TITLE:   CHAIRMAN / CEO
      -----------------------------                   -------------------------

                                   Schedule 1
                                      Fees
                            Print Device Connectivity

Device                                                     Technology Access Fee
------                                                     ---------------------

Ricoh Aficio 650 and/or Successor Product "M Series"                $  *
         *                                                             *
         *                                                             *
                                                                    --------
Net Technology Access Fee Payable To T/R                            $  *

Notes:

1. Changes in project scope must be provided by project change request and accepted by T/R and Ricoh.

2. Ricoh represents that the video interface and connectivity requirements for the Successor Product "M Series" are substantially equivalent to the Aficio 650 therefore requiring minimal changes from the Aficio 650 connectivity development project.

                                      Fees
                      Additional Print Device Connectivity



Additional Print Device Connectivity Fees for future connections are estimated at the following rates based upon the type of print device. These fees require a firm purchase commitment by Ricoh for deliverables to include MicroPress ClusterServers, PrintLinks and Software Packages for each Print Device connectivity project.


Black & White Digital Printer/Copier                          $  * US
Color Printer/Copier                                          $  * US
Color Printer/Copier Tandem Design                            $  * US


                                      Fees
                       Language Translation and Conversion

Each Language Translation and Conversion:      $  *  per language

Note: Language Translation includes standard MICROPRESS hardcopy documentation and MICROPRESS language conversion includes screen files and online help files.


* Confidential information has been omitted and filed separately with the Commission.

                                   Schedule 2

                                Ricoh Price List


Product                                                        Model Code           Ricoh Price
MicroPress ClusterServer 400                                   MPCS400                  $  *
SatellitePress ClusterServer 400                               SATCS400                 $  *
ClusterServer Console                                          CSCCNSL                  $  *

MultiRip Server 400                                            MULTIRIPCS400            $  *
MultiRIP (Software Only)                                       MULTIRIP                 $  *
ClusterServer Console                                          CSCONSL                  $  *

Document Processing Package (includes MERGE, IMAGEMAP, IMPOS,  DOCPROC                  $  *
PAGENUM and FORMS)
Web Enable Package (Includes PSM-PDF, MICROTICKET and          WEBEN                    $  *
PAGEANNO)

DocumentMerge                                                  MERGE                    $  *
Image Manipulation                                             IMAGEMAP                 $  *
Imposition                                                     IMPCS                    $  *
Job Scripting                                                  SCRIPT                   $  *
Numbering                                                      PAGENUM                  $  *
Page Annotation                                                PAGEANNO                 $  *
Variable Forms                                                 FORMS                    $  *

Micro TIFF                                                     MICROTIFF                $  *
PSM to PDF                                                     PSM-PDF                  $  *
PSM to TIFF                                                    PSM-TIFF                 $  *
MicroTicket                                                    MICROTICKET              $  *

2-Output Device Support                                        ODS2                     $  *

PrintLink 650                                                  TBD                      $  *
Output Enable 650                                              TBD                      $  *

Upgrade to Dual 400                                            UP2NDPROC                $  *
9 GB Hard Drive Upgrade                                        UP9GHD                   $  *
Upgrade to 512MB                                               512UP266/400             $  *

* Confidential information has been omitted and filed separately with the Commission.

                                   Schedule 3
                   T/R Systems Consulting and Training Rates
                           Effective February 1, 1999


                                    Daily Rates
-----------------------------------------------
Trainer (On-site)                   $    *
Engineer                            $    *
Senior Engineer                     $    *
Managing Engineer                   $    *
Executive Engineer                  $    *

Notes:   Does not include travel and living expenses.


* Confidential information has been omitted and filed separately with the Commission.

                                   Schedule 4
                         Purchase and Launch Commitments


1. Ricoh agrees to purchase $ * in deliverables for the initial purchase under this agreement. The initial purchase will be issued by September 15, 1999 with a delivery date of 10 days from availability of deliverables planned for November, 1999.

2. Ricoh agrees to the following with regard to the launch of the product in the Ricoh Sales Channels during the initial term (Phase 1) of this agreement.

         o Product Launch investments and activities will be equivalent to a typical Ricoh launch for other similar classes of Ricoh digital products.

         o Marketing collateral will be developed and available at launch for the deliverables equivalent to other similar classes of Ricoh digital products.

         o Advertising and promotions equivalent to other similar classes of Ricoh digital products.

         o Compensation programs for Ricoh Sales and Sales Management equivalent to or better than other similar classes of Ricoh digital products.

         o Sales, Service and Training programs equivalent to other similar classes of Ricoh digital products.

3. Purchase quantities for additional terms of this agreement will be mutually agreed in accordance with Section 8.



* Confidential information has been omitted and filed separately with the Commission.